Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pacific Drilling S.A.:

We consent to the use of our report dated August 12, 2011, except for notes 1 and 2 to the consolidated financial statements as to which the date is October 28, 2011, with respect to the consolidated balance sheets of Pacific Drilling S.A. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 7, 2011